APAC Awarded Red Light and Speed Camera Contract


DALLAS, TX, July 23, 2001 / American Plastics & Chemicals Inc., dba APAC Technologies (NASD - OTC: APLC), in conjunction with its Australian partner, Poltech International Ltd. (ASX: PLL) has been awarded the contract to provide and operate the City of Medford, Oregon's red light and speed camera systems.

Red light camera systems will be operated at four Medford intersections. The speed camera systems will be mounted in vans for use throughout the City. The state-of-the-art digital camera systems will automatically detect and photograph red light and speeding offenses and produce printed citations that are mailed to the violator. Based on other cities' experience with similar systems, the City of Medford expects its camera systems will reduce red light and speed violations, and the resultant death, personal injury, and property damage caused by such violations, by 40% or more.

APAC will receive a flat fee for each paid citation issued by the systems, therefore payment for the systems will be funded by violator fines at little or no expense to the citizens of Medford. Furthermore, the speed and red light camera systems to be provided by APAC are more economical for the City to operate compared to traditional policing methods. Medford estimates it would cost the City approximately $ 200,000 per year to use police officers to provide comparable enforcement of red light laws at a single intersection.

APAC has served as Poltech's exclusive U.S. and Canadian distributor for digital red light, speed, and toll road enforcement systems since late December 2000, and the Medford camera systems will be the Company's second installation in the U.S. APAC commissioned its first red light system in Cupertino, CA in May 2001. M. Edward Stewart, President of APAC, said, "Revenues and operating profits from APAC's first two U.S. contracts will total approximately $ 11.0 million and $ 4.4 million, respectively, over the life of the contracts. Obviously, we are pleased with the results of our marketing efforts to date, however we believe the future holds even greater potential for the Company and its shareholders as we expect demand for our products in the U.S. and Canadian markets to experience significant growth over the next few years".

For further information, please contact:
M. Edward Stewart, President
APAC Technologies
Tel:   214-871-9650
Fax:   214-871-1910
Email: apac01@airmail.net